UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2016

COLGATE-PALMOLIVE COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-644	13-1815595
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

300 Park Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (212) 310-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                          Costs Associated with Exit or Disposal Activities.

As previously announced, recognizing the macroeconomic challenges around the world and the successful implementation of the Global Growth and Efficiency Program (the "2012 Restructuring Program"), on October 29, 2015, the Board of Directors of Colgate-Palmolive Company (the "Company") approved the reinvestment of the funds from the sale of the Company's laundry detergent business in the South Pacific to expand the 2012 Restructuring Program and extend it through December 31, 2017. On March 10, 2016, the Company's Board of Directors approved the implementation plan for the expanded program.

The initiatives under the expanded 2012 Restructuring Program continue to be focused on the following areas:

●
Expanding Commercial Hubs – Building on the success of this structure already implemented in several divisions, continuing to cluster single-country subsidiaries into more efficient regional hubs, in order to drive smarter and faster decision making, strengthen capabilities available on the ground and improve cost structure.

●
Extending Shared Business Services and Streamlining Global Functions – Implementing the Company's shared service organizational model in all regions of the world.  Initially focused on finance and accounting, these shared services will be expanded to additional functional areas to streamline global functions.

●
Optimizing Global Supply Chain and Facilities – Continuing to optimize manufacturing efficiencies, global warehouse networks and office locations for greater efficiency, lower cost and speed to bring innovation to market.

As a result of the expansion, cumulative pretax charges related to the 2012 Restructuring Program, once all phases are approved and implemented, are now estimated to be $1,405 million to $1,585 million ($1,050 million to $1,170 million aftertax), increased from $1,285 million to $1,435 million ($950 million to $1,050 million aftertax).  It is now expected that substantially all charges related to the 2012 Restructuring Program will be incurred by December 31, 2017.

These pretax charges are currently estimated to be comprised of the following:  employee-related costs, including severance, pension and other termination benefits (50%); asset-related costs, primarily incremental depreciation and asset impairments (10%); and other charges, which include contract termination costs, consisting primarily of implementation-related charges resulting directly from exit activities (20%) and the implementation of new strategies (20%).  Over the course of the 2012 Restructuring Program, it is currently estimated that approximately 75% of the charges will result in cash expenditures.

Charges related to the 2012 Restructuring Program will continue to be recorded in the Corporate segment as these decisions are predominantly centrally directed and controlled and are not included in internal measures of segment operating performance.  It is expected that the cumulative pre-tax charges, once all projects are approved and implemented, will relate to initiatives undertaken in North America (15%), Europe/South Pacific (20%), Latin America (5%), Asia (5%), Africa/Eurasia (5%), Hill's Pet Nutrition (10%) and Corporate (40%), which includes substantially all of the costs related to the implementation of new strategies, noted above, on a global basis.  It is expected that, when it has been fully implemented, the 2012 Restructuring Program will have contributed a net reduction of approximately 3,300-3,800 positions from the Company's global employee workforce.

This Current Report on Form 8-K contains forward-looking statements about the 2012 Restructuring Program.  These statements are made on the basis of the Company's views and assumptions as of this time and the Company undertakes no obligation to update these statements unless required by law.  These statements are not guarantees of future performance; they involve risks and uncertainties and actual events or results may differ materially from these statements.  Potential risks and uncertainties that could cause actual results to differ from expected results include, among others, whether the Company will be able to implement the 2012 Restructuring Program as planned, whether the expected amount of the costs associated with the 2012 Restructuring Program will exceed the Company's forecasts and whether the Company will be able to realize the full amount of estimated savings from the 2012 Restructuring Program.  Investors should consult the Company's filings with the Securities and Exchange Commission (including the information set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015) for information about certain other factors that could cause such differences.  Copies of these filings may be obtained upon request from the Company's Investor Relations Department or on the Company's website at http://www.colgatepalmolive.com.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2016, J. Pedro Reinhard resigned from Colgate-Palmolive Company's Board of Directors.  The Company is filing this 8-K pursuant to Item 5.02(b), "Departure of Directors or Certain Officers."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLGATE-PALMOLIVE COMPANY

Date: March 10, 2016	By:	/s/ Dennis J. Hickey
Name: Dennis J. Hickey
Title: Chief Financial Officer

4